Exhibit 23

                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-107590 of Internet Commerce Corporation on Form S-3 of our report dated October 27, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's adoption of the provisions of Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets," effective August 1, 2001), appearing in the Annual Report on Form 10-K of Internet Commerce Corporation for the year ended July 31, 2003, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
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DELOITTE & TOUCHE LLP
New York, New York


November 18, 2003